Exhibit (b)(1)
May 15, 2005
Emmis Operating Company
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention:     Mr. Walter Z. Berger, Chief Financial Officer
Re: Amendment Commitment Letter
Ladies and Gentlemen:
      Reference is made to that certain Revolving Credit and Term Loan Agreement, dated as of May 10, 2004, by and among you, Emmis Communications Corporation, Bank of America, N.A. (“Bank of America”), as administrative agent for the lenders (the “Lenders”) from time to time party thereto ( in its capacity as administrative agent, the “Administrative Agent”), and certain other parties thereto (the “Credit Agreement”). This letter is delivered to you from Banc of America Securities LLC (“BAS”) and Bank of America regarding the arrangement and facilitation of an amendment (substantially in the form attached hereto as Exhibit A, the “First Amendment”) to the Credit Agreement in connection with Emmis Communications Corporation’s offer to purchase for cash certain shares of its capital stock as described in that certain Offer to Purchase, dated May 16, 2005 (the “Tender Offer”). Terms used but not separately defined in this Amendment Commitment Letter shall have the respective meanings ascribed to such terms in the Credit Agreement.
      You have requested that BAS and Bank of America facilitate the amendment to certain terms of the Credit Agreement as set forth in the First Amendment. Bank of America is pleased to inform you that it is prepared to enter into the First Amendment. BAS and Bank of America hereby agree to use their best efforts to help structure and facilitate the execution of an amendment to the Credit Agreement substantially in the form of the First Amendment by the Required Lenders, upon and subject to the terms and conditions of this letter and the First Amendment.
      BAS will continue to act as a Joint Lead Arranger and Book Manager for the Credit Agreement, and Bank of America will continue to act as sole and exclusive Administrative Agent for the Credit Agreement. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval other than those set forth in the Credit Agreement.
      You hereby agree to assist BAS and Bank of America in the presentation of the First Amendment to the Lenders. Such assistance shall include your providing and causing your advisors to provide to us and the other Lenders upon request with all information reasonably deemed necessary by us to complete the amendment process. It is understood and agreed that no Lender participating in the First Amendment to the Credit Agreement will receive compensation from you in order to obtain its approval, except on the terms contained herein and in the First Amendment. Execution and delivery of the First Amendment and Bank of America’s and BAS’ agreements as set forth herein are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank of America: (a) the execution and delivery of definitive documentation with respect to the First Amendment; (b) receipt of the written consents of the Required Lenders; (c) those other conditions set forth in §13 of the First Amendment; (d) the absence of any Default or Event of Default under the Credit Agreement; (e) no change, occurrence or development that could, in our opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole shall have occurred or become known to us; and (f) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, terminate this letter and any undertaking hereunder).

Accordingly, you acknowledge that any amendment to the Credit Agreement must be approved by the “Required Lenders” (under and as defined in the Credit Agreement). Please also note that the First Amendment does not reflect the definitive agreement of the parties hereto, is subject to modifications necessary to obtain the consent of the Required Lenders which shall be on terms reasonably satisfactory to Bank of America as well as any modifications that may be necessary to reflect changes to the Tender Offer after the date hereof. In the event that the First Amendment cannot be completed, BAS shall be entitled, in consultation with you, to change the terms of the First Amendment if BAS determines that such changes are advisable to assure that the First Amendment will be completed.
      You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), in connection with the First Amendment taken as a whole which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the First Amendment so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and structuring the First Amendment, Bank of America and BAS will be using and relying on the Information and the Projections without independent verification thereof.
      In accordance with §18.2 of the Credit Agreement, you agree to reimburse BAS and Bank of America from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Bingham McCutchen LLP, as counsel to the Administrative Agent) incurred in connection with the First Amendment, the solicitation of consents thereto, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
      You agree to indemnify and hold harmless BAS, Bank of America and each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Credit Agreement or any use made or proposed to be made with the proceeds thereof in accordance with §18.3 of the Credit Agreement. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with the First Amendment to the Credit Agreement. You agree that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with its activities related to the Credit Agreement or the First Amendment.
      The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the First Amendment shall be executed and notwithstanding the termination of this letter.
      This letter shall be governed by laws of the State of New York. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the First Amendment, the transactions contemplated hereby and thereby or the actions of BAS and Bank of America in the negotiation, performance or enforcement hereof.

      This Amendment Commitment Letter, together with the First Amendment and that certain fee letter among you, BAS and Bank of America of even date herewith (the “Fee Letter”), embodies the entire agreement and understanding among BAS, Bank of America, you and your affiliates with respect to the First Amendment and supersedes all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the First Amendment or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by BAS or Bank of America to make any oral or written statements that are inconsistent with this Amendment Commitment Letter. This letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
      This offer will expire at 5:00 p.m. New York City time on May 16, 2005 unless you execute this letter and the Fee Letter and return it to us prior to that time (which may be by facsimile transmission). Thereafter, definitive documentation for the First Amendment must be executed and delivered prior to November 30, 2005.

      We are pleased to have the opportunity to work with you in connection with this transaction.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By: /s/ WILLIAM A. BOWEN, JR.

Name: William A. Bowen, Jr.
Title: Managing Director

BANK OF AMERICA, N.A.

By: /s/ KIP DAVIS

Name: Kip Davis
Title: Senior Vice President

Accepted and Agreed to as of this 15 day of May, 2005
EMMIS OPERATING COMPANY

By: /s/ WALTER Z. BERGER

Name: Walter Z. Berger

Title:	Executive Vice President and Chief Financial Officer

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